SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                      FORM 8-K


                   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                       OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):          April 5, 2002
                                                        ____________________



Exact Name of Registrant as
  Specified in Its Charter:           CALIFORNIA AMPLIFIER, INC.
                                ___________________________________



          DELAWARE                       0-12182               95-3647070
 _____________________________        ____________            _____________
State or Other Jurisdiction of         Commission            I.R.S. Employer
Incorporation or Organization          File Number          Identification
No.




Address of Principal Executive Offices:     460 Calle San Pablo
                                            Camarillo, CA 93012
                                           _________________________


Registrant's Telephone Number, Including
 Area Code:                                    (805) 987-9000
                                             _________________________


Former Name or Former Address,
 if Changed Since Last Report:                 Not applicable
                                             _________________________





ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

     On April 5, 2002, California Amplifier, Inc. (the "Company") acquired substantially all of the assets, properties and rights of Kaul-Tronics, Inc., a Wisconsin corporation ("KTI"), NGP, Inc., a Wisconsin corporation ("NGP") and Interactive Technologies International, LLC, a Wisconsin limited liability company and wholly-owned by KTI and NGP ("ITI", and together with KTI and NGP, the "Sellers"), used or held for use primarily in the business of manufacturing and designing satellite antennas and installation accessories and other products under development (the "Business"), pursuant to the Asset Purchase Agreement (the "Agreement") dated as of April 5, 2002 (the "Closing Date") by and among the Company, the Sellers and certain stockholders of NGP and KTI (the "Acquisition").

     The aggregate purchase price is approximately $22 million, consisting of: (1) a cash payment of approximately $15,009,000 by the Company to the Sellers on the Closing Date, (2) an additional cash payment of $1,500,000 to be made within 21 days of Closing Date, subject to a post-closing adjustment calculated on the value on the Closing Date of inventory and fixed assets of the Sellers as provided in Section 2.1.3 in the Agreement,
(3) the issuance of an aggregate 929,086 restricted shares of the Company's common stock, $.01 par value (the "Shares") to KTI and NGP, and
(4) the assumption by the Company of certain of the Sellers' liabilities relating to the Business in the aggregate amount of approximately $540,000. Pursuant to the Agreement, the number of Shares issued by the Company was determined by dividing $5,000,000 by the average closing stock price for the 30 trading days ending on and including the second day prior to the Closing Date, which average price was $5.38163.

     The Shares were issued pursuant to exemption from registration under
Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). The Company, pursuant to a Registration Rights and Resale Agreement, has agreed to file a registration statement under the 1933 Act on Form S-3 within 150 days after the Closing Date covering the resale by the Sellers or their stockholders of the Shares. The Registration Rights and Resale Agreement also restricts the resale of the Shares such that no Seller or Stockholder may sell: (i) more than 25% of their Shares through the one year anniversary (the "Anniversary") of the date that the Securities and Exchange Commission declares the Form S-3 Registration Statement effective, (ii) more than 37.5% of their original holdings during the three month period after the Anniversary ("Fifteen Month Anniversary"), and (iii) their remaining Shares after the Fifteen Month Anniversary.

     The source of funds for the cash payment made on the Closing Date and the post-closing cash payment was the Company's cash on hand and borrowing under the Company's existing revolving credit facility that was increased to $13 million on an interim basis. Ultimately, the Acquisition will be financed by a new secured credit facility from U.S. Bank National Association under which it will provide the Company with a $29.3 million secured credit facility, including a $13 million revolving facility and a $16.3 million term loan facility (collectively, the "Facility"), and the Facility will be secured by a first priority perfected security interest in the Company's assets, including, but not limited to, inventory, accounts receivable, equipment, intangible assets, investment property, securities and owned real property.

     The terms of the Acquisition are set forth in the Agreement. The description of the Agreement set forth herein is qualified in its entirety by reference to the full text of the Agreement, which is attached as
Exhibit 2.1.

     Prior to the Acquisition, the Sellers used the assets, properties and rights primarily in the Business of manufacturing and designing satellite antennas and installation accessories and other products under development. The Company presently intends to continue to conduct the Business in a manner substantially unchanged from the conduct of the Business by the Sellers prior to the Acquisition. The terms of the transaction and the consideration received by the parties were a result of arm's length negotiations between the Company's representatives and representatives of the Sellers. Prior to the completion of the transaction, the Company had no material relationship with any of the Sellers, other than an arm's length supplier-customer business relationship.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements of Business Acquired.

      It is impracticable to provide the audited financial statements for the Business required by Item 7 at this time. The Registrant will file the financial information required by this item as an amendment to this report on Form 8-K within 75 days of April 5, 2002.


(b)   Pro Forma Financial Information.

      It is impracticable to provide the pro forma financial information required by Item 7 at this time. The Registrant will file the financial information required by this item as an amendment to this report on Form 8-K within 75 days of April 5, 2002.

(c)   Exhibits.

      A copy of the Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

      A copy of the Registration Rights and Resale Agreement is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

      A copy of the press release issued by the Company on April 5, 2002 concerning the completion of the foregoing transaction is filed herewith as Exhibit 99.4 and is incorporated herein by reference.





                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CALIFORNIA AMPLIFIER, INC.

       April 22, 2002                      /s/ Richard K. Vitelle
_________________________________      _________________________________
           Date                         Richard K. Vitelle
                                        Vice President -Finance
                                        (Principal Financial Officer)